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1701 Market Street                                             Morgan, Lewis
Philadelphia, PA 19103-2921                                    & Bockius LLP
215.963.5000                                                   Counselors at Law
Fax: 215.963.5001

January 14, 2009

Laudus Trust
101 Montgomery Street
San Francisco, CA 94104

Re:  Registration Statement filed on Form N-14 under the Securities Act of 1933

We hereby consent to the reference to our Firm in the Registration Statement filed on Form N-14 under the Prospectus/Information Statement heading "Information about the Reorganization - Federal Income Tax Consequences." In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,


/s/ Morgan, Lewis and Bockius LLP
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Morgan, Lewis and Bockius LLP